SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

May 17, 2005

Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York 10005	08701
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600

Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 8.01- Other Events

On May 17, 2005, the respective Boards of Directors of Hotel Outsource Management International, Inc. (“HOMI”) and Horizon Challenges - Investment Company Ltd. formerly known as Solog Mifalei Srigah Ltd. (“Horizon”), a public limited company whose stock is traded on the Tel-Aviv Stock Exchange, executed an amendment to the financing agreement entered into by HOMI and Horizon on March 1, 2005 (the “Financing Agreement”)

Pursuant to this amendment to the Financing Agreement and the Initial Loan Agreement which were an exhibit to the Financing Agreement, the Financing Agreement has been revised as follows:

▪	Horizon will lend HOMI $1.1 million instead of an amount which “will not exceed $10 million.”

▪	Horizon, which has already lent HOMI’s subsidiary, Bartech Mediterranean Ltd., $675,000, will lend HOMI and/or Bartech Mediterranean Ltd. an additional $425,000 (the “Remaining Balance”).

▪
All provisions regarding any changes to the terms of repayment by HOMI of the $1.1 million lent by or to be lent by Horizon shall be null and void as soon as the Remaining Balance has been received by HOMI or its subsidiary, Bartech Mediterranean, Ltd.

▪
The Remaining Balance shall be placed in escrow no later than May 24, 2005, and shall be released to Bartech Mediterranean, Ltd. no later than July 10, 2005, provided HOMI has complied with certain notice and disclosure provisions.

▪
In the event, through no fault of HOMI, HOMI does not receive the Remaining Balance by July 10, 2005, the provisions of the Amendment to the Financing Agreement which amended the amount Horizon is obligated to loan HOMI from up to $10,000,000 to $1,100,000 shall become null and void, and the provisions of the Financing Agreement in which Horizon agrees to loan HOMI an amount not to exceed $10,000,000 shall once again be in full force and effect. In addition, Horizon shall pay HOMI $50,000 in liquidated damages.

▪	Section 3 of the Financing Agreement relating to the possible grant of options to Horizon for the purchase of HOMI shares is cancelled.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

May 18, 2005	Hotel Outsource Management International, Inc.

/s/ Jacob Ronnel
Name: Jacob Ronnel
Title: President and Chief Executive Office